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KIRBY CORPORATION
                                                   CONTACT:  STEVE HOLCOMB
                                                             713-435-1135
FOR IMMEDIATE RELEASE
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                    KIRBY CORPORATION ANNOUNCES PLACEMENT OF
                            $200 MILLION SENIOR NOTES

     -     $200  MILLION  OF  SENIOR  NOTES  AT  LIBOR  PLUS  0.5%  DUE  2013

     -     PROCEEDS  USED  TO  REPAY  $200 MILLION OF SENIOR NOTES AT LIBOR PLUS
           1.2%

     - PRIVATE PLACEMENT WILL SAVE $1.4 MILLION OF INTEREST EXPENSE, OR $.03 PER SHARE, ANNUALLY. KIRBY WILL EXPENSE $1.1 MILLION OF UNAMORTIZED FINANCING COSTS ASSOCIATED WITH REFINANCED NOTES.

     -     2005  SECOND  QUARTER  AND  FULL  YEAR  EARNINGS  PER  SHARE GUIDANCE
           UNCHANGED

HOUSTON, TEXAS (MAY 31, 2005) - Kirby Corporation ("Kirby") (NYSE:KEX) today announced the private placement of $200 million of senior notes ("2005 Senior Notes") with the assistance of Banc of America Securities LLC. The unsecured floating rate 2005 Senior Notes have an interest rate equal to the London Interbank Offered Rate ("LIBOR") plus 0.5%. No principal payments are required until maturity in February 2013. The 2005 Senior Notes are callable, at Kirby's option, with a 2% prepayment premium during the first year, 1% during the second year and at par thereafter.

Proceeds of the 2005 Senior Notes were used to repay Kirby's $200 million of senior notes ("2003 Senior Notes") due February 2013. The 2003 Senior Notes had an interest rate equal to LIBOR plus 1.2%. With the early extinguishment of the 2003 Senior Notes, Kirby will expense in the 2005 second quarter approximately $1.1 million, or $.03 per share after taxes, of unamortized financing costs associated with the 2003 Senior Notes.

Joe Pyne, Kirby's President and Chief Executive Officer, commented, "The new $200 million private placement loan will replace Kirby's 2003 Senior Notes and will result in $1.4 million of annual interest savings at the current level outstanding. Kirby also has a $150 million bank revolving line of credit which is substantially unused at this time." Mr. Pyne further commented, "Kirby's earnings per share guidance ranges for the second quarter of 2005 and for the full year are unchanged at $.65 to $.70 and $2.45 to $2.55, respectively."


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Kirby  Corporation,  based  in  Houston,  Texas, operates inland tank barges and towing vessels, transporting petrochemicals, black oil products, refined petroleum products and agricultural chemicals throughout the United States inland waterway system. Through the diesel engine services segment, Kirby provides after-market service for large medium-speed and high-speed diesel engines and reduction gears used in marine, power generation and railroad applications.

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and the number of acquisitions made by Kirby. A list of additional risk factors can be found in Kirby's annual report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.


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